Exhibit 10.2

PROMISSORY NOTE

$ 200,000.00	January 6, 2011

1.             FOR VALUE RECEIVED, Avalon Oil & Gas, Inc., a Nevada corporation (the "Debtor"), hereby promises to pay to the order of Peter Messerli, their successors and assigns (the "Holder"), the principal sum of Two Hundred Thousand and no/100 Dollars ($200,000.00), in lawful money of the United States and immediately available funds, together with interest on the unpaid balance accruing hereunder at a rate at all times equal to eight percent (8%) per annum.

2.             Principal plus accrued interest on this Note shall be due and payable on January 15, 2014 (the "Maturity Date"), The Holder may, at his option convert the outstanding principal balance and all accrued interest into the Debtor's Common Stock at $0.005 per share.

3.             The outstanding principal balance of this Note may be prepaid at any time at the option of the Debtor, in whole or in part, without premium or penalty. All payments and prepayments shall, at the option of the Holder, be applied first to any costs of collection, second to accrued interest on this Note, and lastly to principal (and, in the case of any prepayments, to installments of principal in the inverse order of their maturity).

4.             Notwithstanding anything to the contrary contained herein, if the rate of interest or any other charges or fees due hereunder are determined by a court of competent jurisdiction to be usurious, then said interest rate, fees and/or charges shall be reduced to the maximum amount permissible under Minnesota law.

5.             As used herein, the term "Event of Default" shall mean and include any one or more of the following events, which events shall constitute an Event of Default hereunder and under any documents related hereto:

(a)          The Debtor shall fail to pay when due, any amounts required to be paid under this Note or any other indebtedness of the Debtor to the Holder or to any third party whether any such indebtedness is now existing or hereafter arises and whether direct or indirect, due or to become due, absolute or contingent, primary or secondary or joint or joint and several;

6.             Upon the occurrence of an Event of Default, and at any time thereafter, the unpaid principal balance hereof plus accrued interest thereon, plus all other amounts due hereunder shall, at the option of the Holder, be immediately due and payable, without notice or demand.

7.             Upon the occurrence of an Event of Default or at any time thereafter, the Holder shall have the right to set off any and all amounts due hereunder by the Debtor to the Holder against any indebtedness or obligation of the Holder to the Debtor.

8.            The Debtor promises to pay all costs of collection of this Note paid or incurred by the Holder on account of such collection, whether or not suit is filed with respect thereto and whether such cost or expense is paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

9.             Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.

10.           This Note shall be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to the choice of law provisions thereof.

11.           The Debtor hereby irrevocably submits to the jurisdiction of any Delaware state court or federal court over any action or proceeding arising out of or relating to this Note, and any instrument, agreement or document related thereto, and the Debtor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Delaware state or federal court.

DEBTOR:
Avalon Oil & Gas, Inc.

By	/s/ Kent Rodriguez
Kent Rodriguez Its President